Exhibit 99.1
Arthur M. Coffey to Retire as President and CEO of Red Lion Hotels Corporation;
Anupam Narayan Named New President and CEO
SPOKANE, WA, February 13, 2008 — Red Lion Hotels Corporation’s (NYSE: RLH) board of directors announced today that President, Chief Executive Officer and Director Arthur M. Coffey will retire. Anupam Narayan, currently Executive Vice President and Chief Financial Officer, has been named by the Board to succeed Mr. Coffey as President and CEO. This change is effective immediately. Mr. Narayan has also been appointed to the company’s board of directors and will be a director nominee at the annual shareholders’ meeting this May.
“We cannot thank Art enough for his 27 years of service to Red Lion and its predecessor companies and for his tireless work in turning Red Lion into the success that it is today. We wish him all the best as he enters the next chapter in his life,” said Chairman of the Board, Donald Barbieri. “Art has led Red Lion admirably and is leaving it in an excellent position for the next stage of its growth. We are confident that Anupam will continue his legacy and further increase Red Lion’s already strong position in the industry.”
Mr. Coffey began his career in the hotel business in 1971 and joined Red Lion Hotels in 1981, when it was known as Goodale & Barbieri. He was named Chief Operating Officer of the company in 1990, and became Executive Vice President, Chief Financial Officer in 1997. In April 2003, Mr. Coffey was named President and Chief Executive Officer of the company. Under Coffey’s leadership as CEO, Red Lion Hotels successfully underwent a reorganization of its core Red Lion brand while significantly increasing its stock price.
“Red Lion has been my home away from home for 27 years, and I have been honored to work with our board of directors and all our associates over these years,” said Coffey. “With everything now in place for the next stage in Red Lion’s growth, I am certain that Anupam will bring his vast knowledge of the industry, his wisdom and energy into the role of CEO to take Red Lion to new heights of success. My personal plans are to devote more time to my religious faith and family and pursue personal business ventures beginning this fall.”
As CFO, Mr. Narayan has successfully navigated Red Lion through several significant milestones including a five million share public offering in 2006, a substantial restructuring of debt and a new $50 million revolving credit facility. In addition, he has been an integral part of the management team that embarked upon and completed a total revitalization of the Red Lion hotel portfolio.
Mr. Narayan was employed by Doubletree Corporation and Red Lion Hotels, Inc. from 1985 to 1998, serving as Senior Vice President and Treasurer before joining Best Western International in 1998. At Best Western, he served in various capacities as an executive officer until 2004, including Senior Vice President, Global Brand Management, Chief Financial Officer and, in 2002, Acting President and Chief Executive Officer.
“Art has been a mentor and a good friend to me over the past few years and I have been privileged to work side-by-side with him,” said Narayan. “I look forward to building on the foundation set in place by Art and expanding Red Lion’s geographic presence and quality brand recognition, while continuing to build shareholder value.”

About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of upscale and midscale full service hotels under its Red Lion® brand. As of September 30, 2007 the RLH hotel network was comprised of 52 hotels located in eight states and one Canadian province, with 9,078 rooms and 467,529 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the year ended December 31, 2006 and in other documents filed by the company with the Securities and Exchange Commission.
Contact:
ICR Inc.
William Schmitt
(203) 682-8200